Exhibit 10.1

DEBT EXCHANGE AND CANCELLATION AGREEMENT

THIS DEBT EXCHANGE AND CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of March 12, 2025 by and between Dogwood Therapeutics, Inc. (f/k/a Virios Therapeutics, Inc.), a Delaware corporation (the “Company”), and Conjoint Inc., a Delaware corporation (“Lender”).

RECITALS

A.The Company and Lender entered into that certain Loan Agreement, dated October 7, 2024 (the “Loan Agreement”), pursuant to which Lender agreed to make one or more loans to the Company in the principal amount of Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00).

B.Capitalized terms used but not defined herein and defined in the Loan Agreement shall have the meanings ascribed to such terms in the Loan Agreement.

C.On October 7, 2024, Lender made the Exchange Loan, the Company borrowed Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00) under the Loan Agreement, and the Company executed and issued the Exchange Note to Lender.

D. On February 18, 2025, Lender made the 2025 Loan, the Company borrowed Three Million Dollars ($3,000,000.00) under the Loan Agreement and the Company executed and issued the 2025 Note to Lender.

E.The Company desires to cause the principal amount of the Exchange Loan and 2025 Loan and all accrued interest on the Exchange Loan and 2025 Loan through the date hereof (the “Outstanding Loan Obligations”) to be deemed repaid and the obligations of the Company represented thereby with respect to such principal amount and accrued interest to be satisfied in full and cancelled, by exchanging shares of the Company’s Series A-1 Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), all as set forth herein.

F.Lender desires to acquire shares of the Preferred Stock in exchange for the satisfaction and cancellation of the Exchange Note, 2025 Note and all obligations under the Loan Agreement, as set forth herein.

G.Immediately prior to the execution and delivery of this Agreement, the Company filed a Certificate of Designation setting forth the terms of the Preferred Stock, in substantially the form attached as Exhibit A (the “Certificate of Designation”), with the officer of the Secretary of State of the State of Delaware.

H.The Company and Lender are entering into this Agreement to set forth the terms and conditions applicable to the exchange of the Outstanding Loan Obligations for shares of Preferred Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.     Exchange.

 1.1     Exchange. On the Closing Date (as hereinafter defined), (a) the Company will issue to Lender 284.2638 shares of Preferred Stock (the “Debt Exchange Shares”), and, in exchange, (b) Lender will sell, transfer and assign to the Company all outstanding indebtedness (including, without limitation, principal, interest and fees calculated in accordance with the applicable Loan Documents) under or relating to the Exchange Loan, 2025 Loan, 2025 Note and the Exchange Note and all rights under the Loan Agreement in respect of the Exchange Loan, the Exchange Note, 2025 Note and the 2025 Loan (the “Transferred Loan and Rights”) (the exchange of Debt Exchange Shares for the Transferred Loan and Rights pursuant to this Section 1.1, the “Exchange”). For the avoidance of doubt, each Debt Exchange Share shall be convertible into 10,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms of the Certificate of Designation filed by the Company with the Delaware Secretary of State immediately prior to the Closing and subject to and contingent upon the affirmative vote of the holders of the majority of shares of Common Stock present, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter at a meeting of stockholders of the Company to approve, for the purposes of the Nasdaq Stock Market Rules, the issuance of shares of Common Stock to Lender (or its affiliates) upon conversion of any and all shares of Preferred Stock.

 1.2     Effect of Exchange. Upon the Closing (as hereinafter defined), (a) the Transferred Loan and Rights purchased by, transferred to and assigned to the Company pursuant to Section 1.1 shall, in each case, substantially concurrently with such purchase, transfer and assignment, automatically be deemed satisfied, retired, cancelled, null, void, and of no further effect and (b) the Loan Agreement shall terminate and all rights and obligations of the parties thereunder shall be null and void and of no further effect.

 2.     Closing and Deliveries.

 2.1     Closing. The completion of the Exchange (the “Closing”) will take place at 7:30 a.m., United States Eastern Time, on March 12, 2025 or as soon as practicable thereafter (the “Closing Date”). The closing will take place remotely via the delivery and exchange of documents and signatures.

 2.2     Company Deliveries. At or before the Closing, the Company will deliver or cause to be delivered to Lender a support agreement executed by Tungsten Advisors LLC, the Company’s financial advisor (“Tungsten”), in form and substance reasonably acceptable to Lender (the “Tungsten Support Agreement”). At the Closing the Company will deliver or cause to be delivered to Lender evidence of the issuance of the Debt Exchange Shares, which may take the form of electronic delivery of the Debt Exchange Shares to an account designated by Lender (such evidence, the “Issuance Evidence”).

2.3 Lender Receipt. Upon receipt of the Issuance Evidence, Lender will deliver or cause to be delivered to the Company an executed receipt and acknowledgement of the repayment of the Exchange Note and the 2025 Note. Both the Lender and the Company hereby acknowledge and agree that neither holds, or is required to provide, the original executed Exchange Note or the original executed 2025 Note.

3.     Representations and Warranties of Lender. Lender hereby represents and warrants to the Company as of the Closing Date as follows:

 3.1     Complete Ownership. Lender is the sole record and beneficial owner of the Exchange Loan, the Exchange Note, the 2025 Loan and the 2025 Note, free and clear of any and all liens or restrictions on transfer.

 3.2     Organization. Lender is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use and operate its properties, if any, and to carry on its business as and where now owned, leased, used, operated and conducted.

 3.3     Authorization; Enforcement. (a) Lender has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and thereby and to tender the Exchange Note and acquire the Debt Exchange Shares in accordance with the terms hereof; (b) the execution, delivery and performance of this Agreement by Lender and the consummation by it of the transactions contemplated hereby have been duly authorized by all required parties and no further consent or authorization of Lender, its board of directors or its stockholders is required; (c) this Agreement has been duly executed and delivered by Lender; and (d) assuming the valid and binding execution of this Agreement by the Company and compliance with the terms of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Lender enforceable against Lender by the Company in accordance with its respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

3.4     Legal Proceedings. There are no legal proceedings pending or, to Lender’s knowledge, threatened in writing, against or affecting Lender or Lender’s respective assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third party, which, if adversely determined, would impair Lender’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

4.     Representations and Warranties of the Company. The Company hereby represents and warrants to Lender as of the Closing Date, as follows:

 4.1     Organization and Qualification. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease, use and operate its properties, if any, and to carry on its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect.

4.2     Authorization; Enforcement. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the Exchange and the other transactions contemplated hereby and to acquire the Transferred

Loan and Rights and issue the Debt Exchange Shares in accordance with the terms hereof; (b) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the Exchange and the other transactions contemplated hereby have been duly authorized by all required parties and no further consent or authorization of the Company, its board of directors or its stockholders is required; (c) this Agreement has been duly executed and delivered by the Company; and (d) assuming the valid and binding execution of this Agreement by Lender and compliance with the terms of this Agreement by Lender, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company by Lender in accordance with its respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

 4.3     Valid Issuance. The Debt Exchange Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and charges with respect to the issuance thereof. All shares of Common Stock issuable upon conversion of the Debt Exchange Shares have been duly authorized and, upon issuance in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and changes with respect to the issuance thereof.

 4.4     No Conflicts; No Violation.

(a)     The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Exchange and the other transactions contemplated hereby (including, without limitation, the acquisition of the Transferred Loan and Rights, the issuance of the Debt Exchange Shares and the issuance of Common Stock upon conversion of the Debt Exchange Shares) do not (i) conflict with or result in a violation of any provision of the Company’s Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment (including without limitation, the triggering of any anti-dilution provision), acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected (except, in the case of clauses (ii) and (iii), for such conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company).

(b)     Except as specifically contemplated by this Agreement and as required under the Securities Act of 1933, as amended, and any applicable state laws, the Company is not required to obtain any consent, authorization or order of (other than those obtained on or prior to the date hereof), or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, to issue (i) the Debt Exchange Shares in accordance with the terms hereof or (ii) the shares of Common Stock issuable upon conversion of the Debt Exchange Shares in accordance with the terms of the Certificate of Designation.

4.5Solvency. As of the Closing Date, none of the Company or any of its subsidiaries (a) has (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any proceeding or petition in respect of any Debtor Relief Law, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, liquidator, conservator or similar official for the Company or any such subsidiary or for a substantial part of any of its assets, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) made a general assignment for the benefit of creditors, or (vi) taken any action for the purposes of effecting any of the foregoing clauses (a)(i) through (vi), or (b) is subject to an involuntary petition or an involuntary petition seeking (i) liquidation, reorganization or other relief in respect of the Company or any such subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary or for a substantial part of its assets. As used herein, “Debtor Relief Law” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

4.6No Default. As of the Closing Date, the Company shall have performed and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by it pursuant to the Loan Agreement and the other Loan Documents and no default or Event of Default shall have occurred under the Loan Agreement or any other Loan Document.

5.     Conditions.

5.1.     The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver of the following conditions:

(a)     the representations and warranties of Lender set forth in Section 3 of this Agreement shall be true and correct on and as of the Closing Date; and

(b)     [Reserved].

5.2.     The obligations of Lender to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver of the following conditions:

(a)     the representations and warranties of the Company set forth in Section 4 of this Agreement shall be true and correct on and as of the Closing Date;

(b)the Company shall have delivered to the Lender the Tungsten Support Agreement duly executed by the Company and Tungsten; and

(c)     the Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

 6.     Covenants.

 6.1     Use of Funds. The Company shall use (or cause its subsidiaries to use) all proceeds advanced by Lender pursuant to the Exchange Note and 2025 Note primarily for the purpose of (a) funding operations and (b) performance of the R&D Activities.

6.2Proceeds Monitoring Committee. The Company shall cause the Loan Monitoring Committee established pursuant to the Loan Agreement to be renamed the “Proceeds Monitoring Committee” and such committee (the “Proceeds Monitoring Committee”) shall oversee the Company’s compliance with the use of proceeds restrictions set forth in Section 6.1 above until such time that all proceeds of the Exchange Note and the 2025 Note have been accounted for and provide customary assistance and oversight with respect to the integration of operational activities between the Company and Wex Pharmaceutical, Inc. following the transactions contemplated by the Share Exchange Agreement, dated October 7, 2024 by and between Sealbond Limited (“Sealbond”) and the Company (the “Exchange Agreement”) and this Agreement, including with respect to the Halneuron® Phase 2 study. The members of the Proceeds Monitoring Committee shall consist of two (2) representatives from Lender and one (1) representative from the Company, and its initial members shall be Greg Duncan, Alan Yu and Melvin Toh. The Proceeds Monitoring Committee shall meet at least monthly until the later of (i) the first anniversary of the Closing (as defined in the Exchange Agreement) and (ii) the approval by the Company’s stockholders of (x) the Purchaser Stockholder Matters (as defined in the Exchange Agreement) and (y) the conversion of all convertible preferred stock of the Company as held by Sealbond and Conjoint into Common Stock (such approvals in clause (x) and (y), collectively, the “Company Stockholder Approvals”) and shall follow customary policies and procedures for a committee of this type. There shall be no additional fees or expenses payable to the members of the Proceeds Monitoring Committee solely due to their service on such committee.

6.3Registration Rights. Promptly following the Closing, the Company, Lender and Sealbond will enter into an amendment to the Registration Rights Agreement, dated October 7, 2024 (the “Registration Rights Agreement”), by and between the Company and Sealbond, to add Lender as a party and to amend the definition of “Registrable Securities” thereunder such that the shares of Common Stock issued upon conversion of the Debt Exchange Shares shall be considered “Registrable Securities” (as defined in the Registration Rights Agreement).

6.4Support Agreements. As a condition and inducement to Lender’s willingness to enter into this Agreement, the Company undertakes to use commercially reasonable efforts to enter into support agreements in substantially the form set forth hereto as Exhibit B with the investors party to any private placement of equity securities of the Company which is consummated prior to the approval by the Company’s stockholders of the Company Stockholder Approvals, pursuant to which such investors will, subject to the terms and conditions set forth therein, agree to vote all of their shares of the Company’s capital stock in favor of the Company Stockholder Approvals and any such other matters related to the transactions contemplated by the Exchange Agreement or this Agreement for which stockholder approval is sought at the Purchaser Stockholders’ Meeting (as such term is defined in the Exchange Agreement.)

7.     Indemnification.

 7.1     Indemnification by Company. In consideration of Lender’s execution and delivery of this Agreement and its acquisition of the Debt Exchange Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company will defend, protect, indemnify and hold harmless Lender and all of its stockholders, officers, directors and employees (collectively, the “Lender Indemnitees”) from and against any and all Liabilities incurred or suffered by any Lender Indemnitee solely as a result of, or arising solely out of, or relating solely to (a) any breach of any representation or warranty made by the Company herein or in any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained herein or in any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against any Lender Indemnitee and arising out of or resulting from the execution, delivery, performance, breach or enforcement of this Agreement by the Company.

 7.2     Indemnification by Lender. Lender will defend, protect, indemnify and hold harmless the Company and all of its stockholders, officers, directors, and employees (collectively, the “Company Indemnitees”) from and against any and all Liabilities incurred by a Company Indemnitee solely as a result of, or arising solely out of, or relating solely to (a) any breach of any representation or warranty made by Lender herein or in any other certificate, instrument or document contemplated hereby or thereby, and (b) any breach of any covenant, agreement or obligation of Lender contained herein or in any other certificate, instrument or document contemplated hereby or thereby.

 7.2   “Liabilities” means, for any and all actions, all claims, losses, costs, penalties, fees, liabilities and damages and reasonable expenses necessarily incurred in connection therewith, including reasonable attorneys’ fees and disbursements.

8.     Miscellaneous.

8.1     Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the state courts located in the State of Delaware with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

8.2     Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by electronic transmission, including email, and a copy of this Agreement so delivered shall have the same effect as an original for all purposes.

 8.3     Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

 8.4     Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

8.5     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the Exchange.

8.6     Consents; Waivers and Amendments. The provisions of this Agreement may only be amended, modified, supplemented or waived upon the prior written consent of the Company and Lender.

8.7     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding business day, in each case to the intended recipient as set forth below:

If to the Company:Dogwood Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Attention: Angela Walsh

Email:angela@dwtx.com

If to Lender:Conjoint Inc.

2 Dai Fu Street

Tai Po Industrial Estate, New Territories, Hong Kong

Attention: Chief Financial Officer

Email:peter.wong@ck-lifesciences.com

8.8     Successors and Assigns. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of Lender, provided that the successor or acquirer agrees in writing to assume all of the Company’s rights and obligations under this Agreement.

8.9     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

 8.10     Survival. Unless otherwise set forth in this Agreement, the representations and warranties of Lender and the Company contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing under this Agreement and will in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Lender or the Company.

 8.11     Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DOGWOOD THERAPEUTICS, INC.

By:  /s/ Greg Duncan

Greg Duncan

Chief Executive Officer

CONJOINT INC.

By:  /s/ Wong Wun Lam

Wong Wun Lam

Director

EXHIBIT A

Form of Certificate of Designation

EXHIBIT B

Form of Support Agreement